UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2018

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Lamb Weston Holdings, Inc.
(Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	1-37830 (Commission File Number)	61-1797411 (I.R.S. Employer Identification No.)
599 S. Rivershore Lane Eagle, Idaho (Address of principal executive offices)		83616 (Zip Code)
(208) 938-1047 (Registrant’s telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01Other Events.

As previously disclosed, Lamb Weston Holdings, Inc. (“we,” “us” or “our”) holds a 49.99% interest in Lamb Weston BSW, LLC (“Lamb Weston BSW”), a potato processing venture with Ochoa Ag Unlimited Foods, Inc. (“Ochoa”). Commencing on June 1, 2018, we had a contractual right to purchase the remaining equity interest in Lamb Weston BSW from Ochoa (the “call option”). We were also subject to a contractual obligation to purchase all of Ochoa’s equity investment in Lamb Weston BSW at the option of Ochoa (the “put option”). The purchase prices under the call option and the put option, respectively (collectively, the “options”), were based on the book value of Ochoa’s equity interest at the date of exercise, as modified by an agreed-upon rate of return for the holding period of the investment balance. The agreed-upon rate of return varies depending on the circumstances under which the options are exercised. In June 2018, we provided notice to Ochoa of our exercise of the call option.

On November 2, 2018, we entered into a Membership Interest Purchase Agreement with Ochoa to acquire Ochoa’s 50.01% interest in Lamb Weston BSW. We agreed to pay Ochoa approximately $65 million in cash attributable to the call option exercise price plus approximately $13 million in cash attributable to Ochoa’s interest in expected earnings of the joint venture through our fiscal year ending May 26, 2019. We agreed to make the additional $13 million payment to Ochoa in exchange for Ochoa’s agreement to surrender its economic rights to, and financial interests in, the joint venture to us effective as of August 27, 2018, and to facilitate completing the transaction prior to our 2019 fiscal year end. The closing of the transaction is subject to customary closing conditions, and we expect to complete the transaction as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMB WESTON HOLDINGS, INC.

	By:	/s/ Eryk J. Spytek
		Name:	Eryk J. Spytek
		Title:	Senior Vice President, General Counsel and Corporate Secretary
Date: November 5, 2018